Exhibit 10.5

LAS VEGAS SANDS CORP.

3355 Las Vegas Blvd.

Las Vegas, NV 89109

December 18, 2012

Chris J. Cahill

c/o Las Vegas Sands Corp.

3355 Las Vegas Boulevard South

Las Vegas, NV 89109

Re:	Amendment to Employment Agreement

Dear Chris:

Reference is hereby made to that certain employment agreement between you and Las Vegas Sands Corp. (the “Company”), dated as of April 1, 2012 (as may be amended from time to time, the “Employment Agreement”). As set forth below, you and the Company have agreed to amend the Employment Agreement to clarify its compliance with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

Accordingly, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company hereby agree as follows, effective December 31, 2012:

1. The Employment Agreement is amended by adding the following language at the end of Section 6.7 thereof:

“Any tax equalization payments shall be made no later than the end of the second taxable year of Employee beginning after the taxable year of the Company in which the Employee’s U.S. federal income tax return is required to be filed (including any extensions) for the year to which the compensation subject to the tax equalization payment relates, or, if later, the second taxable year of the service provider beginning after the latest such taxable year in which the Employee’s foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization payment relates. Any tax gross-up payments will be made by the end of the Employee’s taxable year next following the Employee’s taxable year in which the Employee remits the related taxes.”

2. The Employment Agreement is amended by adding the following language at the end of Section 6.8 thereof:

“Any payments that would have been made between the date of termination of employment and the effective date of the General Release and Covenant Not to Sue, shall be made as soon as practicable but in any event within 10 days following the effective date of the General Release and Covenant Not to Sue.”

The Company and you each acknowledges and agrees that except as amended hereby, the provisions of the Employment Agreement shall remain in full force and effect. This letter shall be construed and enforced in accordance with and governed by the laws of the State of Nevada other than principles of law that would apply the law of another jurisdiction. This letter may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Very truly yours,

LAS VEGAS SANDS CORP.

By:	/s/ Kenneth J. Kay
Name: Kenneth J. Kay
Title: Executive Vice President &
Chief Financial Officer

Agreed and accepted this 21 day of December 2012:

/s/ Chris J. Cahill
CHRIS J. CAHILL

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